Media Contact: Ginger L. Adamiak Phone: (816) 983-1501

gadamiak@KCSouthern.com

KCS Completes Preferred Stock Conversion and Redemption

Kansas City, Missouri – July 16, 2008 – Kansas City Southern (“KCS”) (NYSE: KSU) today announced that holders of its 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C (the “Series C Stock”) elected to convert a total of 400,000 shares of the Series C Stock into 13,389,109 shares of KCS’ common stock. KCS did not issue any fractional shares of its common stock in connection with the conversion, but instead paid an aggregate cash amount of $492.35 based upon the closing sale price of the Common Stock as of each date of conversion.

The holders’ election to convert at this time was triggered by KCS’ delivery on June 13, 2008 of a notice (the “Redemption Notice”) announcing KCS’ intent to redeem all outstanding shares of Series C Stock as of July 15, 2008, the Redemption Date set forth in the Redemption Notice. As a result of the conversions, no shares of Series C Stock remain outstanding, and KCS’ obligation to pay dividends on such stock has terminated.

Beginning with the second quarter of 2006, and each subsequent quarter and fiscal year, the calculation of KCS’ fully diluted earnings per share (“EPS”) has included the same number of shares as if the holders had previously converted. As a result, the issuance of these common shares will not increase the number of shares used in calculating KCS’ fully diluted EPS.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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